Exhibit 10.1


FOR IMMEDIATE RELEASE

Molecular Biosystems Contacts:

                   Gerard A. Wills, Chief Financial Officer (619) 824-2219
                 Stephen F. Keane, Investor Relations (619) 824-2248 Patricia Sullivan, Corporate Communications (619) 824-2262

Mallinckrodt Inc:
         Media Contacts:            Peter Faur, (314) 654-5234
                                    Barbara Abbett, (314) 654-5230
                                    E-mail:  Communications@mkg.com
         Investor Contacts:         Doug McKinney, (314) 654-5264
                                    Scott Johnsen, (314) 654-5295
                                    E-mail:  Invest@mkg.com

NEW ULTRASOUND IMAGING AGENT, OPTISON(TM), CLEARED BY FDA;
FIRST OF THE NEW GENERATION ULTRASOUND AGENTS

ST. LOUIS, Mo., and San Diego, Calif., January 5, 1998 - A new cardiac ultrasound imaging agent, OPTISON(TM), has received clearance by the U. S. Food and Drug Administration for marketing in the United States, Mallinckrodt Inc. (NYSE:MKG) and Molecular Biosystems, Inc. (NYSE:MB) (MBI) announced today. Molecular Biosystems is the developer and manufacturer of OPTISON(TM). Mallinckrodt will market and distribute the product in the United States and most other regions of the world.
         In 1996, 11-14 million cardiac ultrasound imaging procedures were performed in the United States. Mallinckrodt and MBI anticipate a significant opportunity for OPTISON(TM), which is used to enhance cardiac images generated by ultrasound.
         OPTISON(TM),  the first of the  perfluorocarbon  containing  ultrasound agents to reach the market, enables physicians to enhance resolution of anatomical structure where ultrasound alone is inadequate. The product is specifically indicated for use in patients with suboptimal echocardiograms to opacify the left ventricle and to improve the delineation of the left ventricular endocardial borders.
         Ultrasound cardiac imaging has several advantages over other imaging methods. It is minimally invasive, relatively inexpensive and can quickly provide a real-time image.
         OPTISON(TM) helps increase the effectiveness of echocardiography in diagnosing heart disease by introducing gas-filled microspheres into the blood. The microspheres travel in the blood stream to the left ventricle of the heart where the microspheres reflect the soundwaves generated from ultrasound equipment, enabling the development of a clearer, more descriptive ultrasound image.
         Bobba Venkatadri, chief executive officer of Molecular Biosystems, said: "We believe the product will significantly improve many diagnoses of known or suspected heart disease patients. Cardiovascular diseases remain America's number one killer, causing a death every 33 seconds."
         C. Ray Holman, chairman and chief executive officer of Mallinckrodt, said: "Mallinckrodt looks forward to marketing and distributing OPTISON(TM) in the United States and eventually in Europe. We believe this product will make ultrasound imaging a stronger tool in the diagnosis of cardiac disease, and we are excited to play a major role in bringing it to patients."
         Holman said Mallinckrodt is ready to begin marketing and distributing OPTISON(TM) . Manufacturing can begin immediately at MBI. The sales force is trained and prepared to sell, and distribution channels are in place.
         Eric Topol, M. D., Cardiology, Cleveland Clinic, said: "OPTISON(TM) will provide physicians with an important tool to assist in imaging the left ventricle. Because this is the primary pumping chamber of the heart, it is usually the first to display any damage or abnormality from ischemic heart disease."
         MBI, based in San Diego, Calif., is a world leader in the development and manufacture of ultrasound contrast agents for medical imaging. MBI shares are listed on the New York Stock Exchange under the symbol "MB." ALBUNEX(R), MBI's first and the only other FDA-cleared ultrasound imaging agent, is currently marketed in the United States by Mallinckrodt.
         Mallinckrodt Inc. serves healthcare and specialty chemicals markets worldwide. The company has four major businesses - pharmaceuticals, diagnostic imaging, respiratory care and specialty chemicals. The St. Louis, Missouri-based company, with fiscal 1997 net adjusted sales of $1.9 billion, operates in more than 100 countries. The Mallinckrodt web site address is (www.mallinckrodt.com).
         This news release contains forward-looking statements that involve risk and uncertainties. The commercialization of OPTISON may differ materially from the Company's expectations. Among the factors that could result in a materially different outcome are the following: the impact of competitive products; market acceptance issues, including the failure of new products to generate anticipated sales levels: difficulties or delays in receiving required governmental or regulatory approvals; an adverse result in MBI's and Mallinckrodt's pending patent lawsuit against, or future litigation with, Sonus Pharmaceutical, Inc.; Nycomed Imaging AS; ImaRx Pharmaceutical Corp. and marketing partner DuPont Merck; and Bracco International B.V., including potential injunctive relief delaying or prohibiting the sale of OPTISON; the inherent uncertainty involved in the development of any new product; and other risk factors reported from time to time in MBI's filing with the Securities Exchange Commission.